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                                                                     EXHIBIT 5.3


                              TROUTMAN SANDERS LLP
                                ATTORNEYS AT LAW
                         A LIMITED LIABILITY PARTNERSHIP


                              BANK OF AMERICA PLAZA
                     600 PEACHTREE STREET, N.E. - SUITE 5200
                           ATLANTA, GEORGIA 30308-2216
                             TELEPHONE: 404-885-3000
                             FACSIMILE: 404-885-3900

                                  July 12, 2002




Gray Communications Systems, Inc.
4370 Peachtree Road
Atlanta, Georgia 30319

Ladies and Gentlemen:

         We have acted as counsel to Gray Communications Systems, Inc., a Georgia corporation (the "Company"), in connection with certain aspects of the filing with the Securities and Exchange Commission of a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration for resale of up to 3,000,000 shares of Class B Common Stock, no par value per share, of the Company (the "Shares"), to be issued to the holders of the 4,000 outstanding shares of Series C Convertible Preferred Stock, no par value per share, of the Company (the "Series C Preferred Stock"), upon the conversion of the outstanding shares of the Series C Preferred Stock into such Shares. This opinion is being provided at the request of the Company for inclusion in the Registration Statement.

         In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of representatives of the Company.

         Based upon the foregoing examination, we are of the opinion that the Shares, when issued upon conversion of and in accordance with the terms of the Series C Preferred Stock, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or "Blue Sky" laws of any jurisdiction as may be applicable, will be validly issued, fully paid and non-assessable.

         We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, no such opinion is expressed with respect to the laws of any jurisdiction other than the laws of the State of Georgia.
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Gray Communications Systems, Inc.
July 12, 2002
Page 2


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                     Very truly yours,


                                                     /s/ Troutman Sanders LLP